                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             BORDERS GROUP, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                             BORDERS GROUP, INC.
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                                  BORDERS LOGO
                           500 East Washington Street
                           Ann Arbor, Michigan 48104
        ---------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 14, 1998
        ---------------------------------------------------------------

To the Stockholders of
  BORDERS GROUP, INC.

     Notice is hereby given that the Annual Meeting of Stockholders of Borders Group, Inc., a Michigan corporation (the "Company"), will be held at 11:00 A.M. on May 14, 1998, at the Ritz-Carlton, Buckhead Hotel, 3434 Peachtree Road, Atlanta, Georgia, for the following purposes:

     1. To elect seven Directors of the Company, each to serve until the 1999 Annual Meeting of Stockholders or until a successor is elected and qualified, and

     2. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     Only stockholders of record at the close of business on March 25, 1998, are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

                                          By Order of the Board of Directors,

                                          THOMAS D. CARNEY
                                          Secretary

Ann Arbor, Michigan
April 8, 1998

--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

   EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. RETURNING A SIGNED PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON, IF YOU SO DESIRE.
--------------------------------------------------------------------------------

                              BORDERS GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 14, 1998

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished to the stockholders of Borders Group, Inc., a Michigan corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company to be held at 11:00 A.M. on Thursday, May 14, 1998, at the Ritz-Carlton, Buckhead Hotel, 3434 Peachtree Road, Atlanta, Georgia, and at any and all adjournments or postponements thereof. At the Annual Meeting, the stockholders of the Company are being asked to consider and vote upon the election of seven Directors, each to serve until the 1999 Annual Meeting of Stockholders or until a successor is elected and qualified.

     This proxy statement and the enclosed form of proxy are first being mailed to stockholders of the Company on or about April 8, 1998.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     Only holders of record of the Company's common stock ("Common Stock") at the close of business on March 25, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 75,738,024 shares of Common Stock outstanding. The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. All abstentions and broker non-votes will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting.

     Each stockholder will be entitled to one vote, in person or by proxy, for each share of Common Stock held in such stockholder's name as the Record Date on any matter submitted to a vote of stockholders at the Annual Meeting. The election of the seven Directors will require the affirmative vote of a plurality of the shares of Common Stock represented and voting in person or by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast in connection with determining the plurality required to elect a director and will have no effect on the outcome of that vote.

     Shares of Common Stock represented by properly executed proxies received in time for voting at the Annual Meeting will, unless such proxy has previously been revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, the persons named in the accompanying form of proxy intend to vote all properly executed proxies received by them FOR the election of the Board of Director's nominees as Directors. No business other than as set forth in the accompanying Notice of Annual Meeting is expected to come before the Annual Meeting, but should any other matter requiring a vote of stockholders be properly brought before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters. For information with respect to advance notice requirements applicable to stockholders who wish to propose any matter for consideration or nominate any person for election as a director at an annual meeting, see "Proposals of Stockholders".

     Under applicable Michigan law, none of the holders of Common Stock is entitled to appraisal rights in connection with any matter to be acted on at the Annual Meeting.

     Execution of the enclosed proxy will not prevent a stockholder from attending the Annual Meeting and voting in person. Any proxy may be revoked at any time prior to the exercise thereof by delivering in a timely manner a written revocation or a new proxy bearing a later date to the Secretary of the Company, 500 East Washington Street, Ann Arbor, Michigan 48104, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, however, in and of itself constitute a revocation of a proxy.

     This solicitation is being made by the Company. The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, and may be made personally or by telephone by officers and other employees of the Company who will not receive additional compensation for solicitation.

     The principal executive offices of the Company are located at 500 East Washington Street, Ann Arbor, Michigan, 48104, and its telephone number is (313) 913-1100.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Seven Directors will be elected at the Annual Meeting to serve until the 1999 Annual Meeting of Stockholders or until a successor is elected and qualified. Each of the nominees has committed to serve as a Director if elected at the Annual Meeting and, to the best knowledge of the Board of Directors, is and will be able to serve if so elected. In the event that any of the nominees listed below should be unavailable to stand for election before the Annual Meeting, the persons named in the accompanying proxy intend to vote for such other person, if any, as may be designated by the Board of Directors, in the place of any nominee unable to serve.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE COMPANY'S NOMINEES AS DIRECTORS.

     Set forth below is a brief biography of each nominee for election as a Director.

     ROBERT F. DIROMUALDO, AGE 53. Mr. DiRomualdo has been the Chairman and Chief Executive Officer and a director of the Company since its formation in August 1994. Prior to the formation of the Company, Mr. DiRomualdo was President and Chief Executive Officer of Borders, Inc. from January 1989 to February 1994. From February 1994 to August 1994, Mr. DiRomualdo was responsible for overall operations at Borders, Inc. and Walden Book Company, Inc.

     PETER R. FORMANEK, AGE 54. Mr. Formanek was co-founder of Autozone, a retailer of aftermarket automotive parts, and served as President and Chief Operating Officer of Auto Zone, Inc. from 1986 until his retirement in May, 1994. He currently is a director of The Perrigo Company, a manufacturer of store brand over-the-counter drug and personal care products and vitamins. Mr. Formanek has served as a director of the Company since August, 1995.

     AMY B. LANE, AGE 45. In January 1997, Ms. Lane became Managing Director, Investment Banking Group, of Merrill Lynch. From 1989 through 1996, she served as a Managing Director, Corporate Finance, of Salomon Brothers Inc., including service as Co-Head of Salomon Brothers Investment Banking Group covering the retail industry. She has served as a director of the Company since August, 1995.

     VICTOR L. LUND, AGE 50. Mr. Lund has served as Chairman of the Board of American Stores Company, a food and drug retailer, since June 1995 and as its Chief Executive Officer since August 1992. He was President of American Stores Company from August 1992 until June 1995. Mr. Lund has served as a director of the Company since July 1997 and also serves as a director of American Stores Company.

     GEORGE R. MRKONIC, AGE 45. Mr. Mrkonic has served as the Vice Chairman of the Company since December 1994, and a Director since its formation in August 1994. He also served as President of the Company from December 1994 until January 1997. Prior to joining the Company,

Mr. Mrkonic served as Executive Vice President, Specialty Retailing Group of Kmart Corporation, where he had overall responsibility for the specialty retailing operations of Kmart including, among others, Borders, Inc. and Walden Book Company, Inc., from November 1990 to November 1994. Mr. Mrkonic is also a director of Champion Enterprises, Inc., a manufacturer and seller of manufactured homes and mid-sized buses and Syntel, Inc., a computer software and development company.

     LARRY POLLOCK, AGE 50. Mr. Pollock became Executive Vice President and Chief Operating Officer of HomePlace, Inc., a chain of home furnishings and housewares superstores, in January of 1997 and was elected President of HomePlace, Inc. in October of 1997. From 1994 until 1996, he served as the President, Chief Operating Officer and a director of Zale Corporation, a jewelry retailer. From 1990 through 1993, Mr. Pollock served as President and Chief Operating Officer of Karten's Jewelers, Inc., a New England jewelry chain. Mr. Pollock is a partner of Independent Group L.P., a privately-held radio broadcasting company based in Cleveland, Ohio, and a director of New West Eyeworks, Inc., a retail optical company. He has served as a director of the Company since August, 1995.

     In January of 1998, HomePlace, Inc. filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware for reorganization under Chapter 11 of the Bankruptcy Code.

     LEONARD A. SCHLESINGER, AGE 45. Mr. Schlesinger is currently the George Fisher Baker, Jr. Professor of Business Administration at the Harvard Business School. He has served as a faculty member at the Harvard Business School for more than five years. Mr. Schlesinger has served as a director of the Company since August, 1995 and also serves as a director of The Limited, Inc., a specialty retailer, Pegasystems, Inc., a customer service software company, and GC Companies, Inc., a motion picture exhibition company.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During the fiscal year ended January 25, 1998, the Board of Directors held ten meetings. The Board of Directors has also established standing Audit and Compensation Committees. The membership and functions of the committees of the Board of Directors are as follows:

     The Audit Committee was established for the purpose of reviewing and making recommendations regarding the Company's employment of independent accountants, the annual audit of the Company's financial statements and the Company's internal controls, accounting practices and policies. Four meetings of the Audit Committee were held during the fiscal year ended January 25, 1998. The current members of the Audit Committee are Ms. Lane and Mr. Lund.

     The Compensation Committee was established for the purpose of making recommendations to the Board of Directors regarding the nature and amount of compensation for executive officers of the Company. The Compensation Committee also administers certain of the Company's employee benefit plans. Seven meetings of the Compensation Committee were held during the fiscal year ended January 25, 1998. The current members of the Compensation Committee are Mr. Formanek, Mr. Pollock, and Mr. Schlesinger.

     Each director attended at least 75% of the Board and Committee meetings held during the period in which he or she was a director.

COMPENSATION OF DIRECTORS

     For service as a director during 1997, each director who is not an employee of the Company received $25,000 in restricted shares of Common Stock (the "Restricted Shares") paid at the beginning of the relevant calendar year, or, in the case of Mr. Lund, a percentage of such amount based upon the period during 1997 in which he served as a director. The restrictions on such Restricted Shares will generally lapse one year from the date of grant. Each director who is not an employee of the Company also received $1,000 in Common Stock for each board meeting attended, and $500 in Common Stock for each committee meeting attended, paid at the end of the calendar quarter in which the meetings occurred. Such Common Stock cannot be sold until at least six months after the date of grant.

     Commencing in 1998, in lieu of the annual retainer and meeting fees described above, each director who is not an employee of the Company will receive 2,000 Restricted Shares at the beginning of each year, subject to a maximum value of $75,000.

     On the date of each of the Company's Annual Meetings, each eligible director receives an option to purchase 5,000 shares of common stock of the Company. The exercise price of options granted under the Plan is the fair market value on the date of grant. To be eligible to receive option grants at the Annual Meetings to be held in 1998 and 1999 and thereafter, a director generally must have held at least 15,000 and 20,000 shares, respectively, for the one-year period prior to the date of the meeting.

     Each option vests and becomes exercisable on the third anniversary of the date of grant except that (i) an option is forfeited in its entirety if the director ceases, at any time prior to his or her exercise of the option, to hold the minimum number of shares that he or she was required to hold for the one year period prior to the grant to be eligible therefor; (ii) all outstanding options vest and become immediately exercisable in the event of a change in control of the Company, and (iii) all options held by a director who has served as a director for six years or more vest and become immediately exercisable as of the date upon which he or she ceases to serve as a director.

     An option may be exercised only during the period that the optionee serves as a director of the Company or within three months after termination of such service and only if it is vested and has not expired at the time of termination. However, if the director ceases to serve as such as a result of death or if the individual has served as a director of the Company for more than 10 years, such three month period is extended to three years.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Such officers and directors are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all officers and directors of the Company complied with the Section 16(a) filing requirements for the fiscal year ended January 25, 1998.

                             EXECUTIVE COMPENSATION

GENERAL

     The following summary compensation table sets forth information regarding the annual and long-term compensation awarded to, earned by or paid for the fiscal year ended January 25, 1998 to the named executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                    COMPENSATION
                                                                               -----------------------
                                                                                            SECURITIES
                                                              OTHER ANNUAL     RESTRICTED   UNDERLYING      ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR   SALARY(1)   BONUS(1)   COMPENSATION(2)    STOCK(1)     OPTIONS     COMPENSATION(3)
 ---------------------------   ----   ---------   --------   ---------------   ----------   ----------   ---------------
Robert F. DiRomualdo.........  1997         --          --            --              --     329,041         $ 2,678
  Chairman and Chief           1996   $343,333          --      $131,325        $696,967     233,418         $ 2,687
  Executive Officer            1995   $171,667    $ 68,750      $208,332        $618,333     577,610         $ 4,620
George R. Mrkonic............  1997         --          --            --              --     289,844         $ 6,995
  Vice Chairman                1996   $343,333          --      $131,325        $696,967     233,418         $ 2,914
                               1995   $171,667    $ 68,750      $208,332        $618,333     583,068         $ 4,620
Bruce A. Quinnell............  1997         --          --            --              --     300,048         $ 1,026
  President                    1996   $230,000    $172,500      $ 96,600        $501,400     187,418              --
                               1995   $115,000    $ 54,900      $208,332        $413,000     370,878         $ 4,620
Richard L. Flanagan..........  1997         --          --            --              --     217,898         $   529
  President -- Borders         1996   $173,333    $ 31,050      $ 18,113        $159,117     148,418         $   807
                               1995   $ 86,667          --      $208,332        $323,333     369,886         $ 4,620
Katherine L. Winkelhaus......  1997   $220,000    $176,000      $ 25,300        $101,200     170,358         $   775
  President -- Waldenbooks     1996   $200,000    $120,000      $ 30,750        $123,000          --         $21,304
                               1995   $199,167    $ 14,664      $ 63,543        $ 48,880     155,798         $95,364

-------------------------
(1) The salary and bonus to which the named officers were entitled for fiscal 1997 is as follows: Mr. DiRomualdo, $515,000 salary, $515,000 bonus; Mr. Mrkonic, $515,000 salary, $515,000 bonus; Mr. Quinnell, $400,000 salary, $400,000 bonus; Mr. Flanagan, $260,000 salary, $345,000 bonus; Ms.
    Winkelhaus, $220,000 salary, $277,200 bonus (37% of bonus used for the purchase of restricted shares). Messrs. DiRomualdo, Mrkonic, Quinnell and Flanagan were granted options in lieu of cash payment for 100% of their salary and bonus. The salary and bonus to which the named officers were entitled for fiscal 1996 is as follows: Mr. DiRomualdo, $515,000 salary, $525,300 bonus (100% of bonus used for the purchase of restricted shares); Mr. Mrkonic, $515,000 salary, $525,300 bonus (100% of bonus used for the purchase of restricted shares); Mr. Quinnell, $345,000 salary, $558,900 bonus (69% of bonus used for the purchase of restricted shares); Mr. Flanagan, $260,000 salary, $103,500 bonus (70% of bonus used for the purchase of restricted shares); Ms. Winkelhaus, $200,000 salary, $243,000 bonus (51% of bonus used for the purchase of restricted shares). Messrs. DiRomualdo, Mrkonic, Quinnell and Flanagan deferred, pursuant to the Company's Deferred Compensation Plan, all of their salary that was not used to purchase restricted shares. The salary and bonus to which the named officers were entitled for fiscal 1995 is as follows: Mr. DiRomualdo, $515,000 salary, $343,750 bonus; Mr. Mrkonic, $515,000 salary, $343,750 bonus; Mr. Quinnell, $345,000 salary, $237,900 bonus; Mr. Flanagan, $260,000 salary, $150,000 bonus; Ms. Winkelhaus, $199,167 salary, $63,544 bonus. Mr. DiRomualdo, Mr. Mrkonic, Mr. Quinnell and Mr. Flanagan elected to forego the payment in cash of all of their 1995 salary earned subsequent to the Company's initial public offering and a portion of their 1996 salary and all of their "on plan" bonus for fiscal 1995 (the maximum portion of the bonus as to which an election was available) and to apply such amounts toward the purchase of restricted shares. The portion of the named executive officer's salary and bonus used to purchase restricted shares is reported under the Restricted

    Stock column of the table and the portion of the salary and bonus paid in cash is reported under the Salary and Bonus columns. The amounts shown above for 1995 as salary and bonus represent salary received prior to the Company's initial public offering and the portion of the executive's bonus in excess of his "on plan" bonus.

(2) The amount shown for 1997 reflects the difference between $33.625, the closing price for the Common Stock on March 5, 1998, and the purchase price of $26.90 paid by the named executive officer for the purchase of restricted Common Stock under the Company's Management Stock Purchase Plan. The amounts shown for 1996 reflect the difference between $21.00, the closing price for the Common Stock on March 11, 1997, and the purchase price of $16.80 paid by each of the named executive officers for the purchase of restricted Common Stock under the Company's Management Stock Purchase Plan. The amounts shown for 1995 reflect the difference between $7.25, the closing price for the Common Stock on May 25, 1995, the date of the IPO, and the purchase price of $6.00 paid by each of the named executive officers for the purchase of restricted Common Stock under the management stock purchase option provisions of the Company's Stock Option Plan.

(3) "All Other Compensation" consists of employer contributions credited under the Borders Group Savings Plan, the taxable portion of Company provided life insurance and, with respect to Ms. Winkelhaus, the amount of reimbursed relocation costs.

                       OPTION GRANTS IN FISCAL YEAR 1997

                                                                                      POTENTIAL REALIZABLE
                                            % OF TOTAL                                  VALUE AT ASSUMED
                           NUMBER OF         OPTIONS                                 ANNUAL RATES OF STOCK
                           SECURITIES       GRANTED TO                                 PRICE APPRECIATION
                           UNDERLYING       EMPLOYEES                                  FOR OPTION TERM(2)
                            OPTIONS         IN FISCAL     EXERCISE    EXPIRATION    ------------------------
          NAME              GRANTED            YEAR        PRICE         DATE           5%           10%
          ----             ----------       ----------    --------    ----------        --           ---
Robert F. DiRomualdo.....    25,094            .32%        $18.63       6/8/98      $   23,368    $   46,737
                            123,947(1)        1.58%        $29.81      4/14/00      $  378,754    $  775,985
                            180,000           2.29%        $29.81      1/15/08      $3,374,786    $8,552,407
George R. Mrkonic........    25,094            .32%        $18.63       6/8/98      $   23,368    $   46,737
                             84,750(1)        1.08%        $29.81      4/14/00      $  258,977    $  530,587
                            180,000           2.29%        $29.81      1/15/08      $3,374,786    $8,552,407
Bruce A. Quinnell........    25,094            .32%        $18.63       6/8/98      $   23,368    $   46,737
                             28,684            .36%        $18.63      1/28/07      $  335,978    $  851,438
                             96,270(1)        1.22%        $29.81      4/14/00      $  294,180    $  602,710
                            150,000           1.91%        $29.81      1/15/08      $2,812,321    $7,127,005
Richard L. Flanagan......    25,094            .32%        $18.63       6/8/98      $   23,368    $   46,737
                             72,804(1)         .93%        $29.81      4/14/00      $  222,473    $  455,798
                            120,000           1.53%        $29.81      1/15/08      $2,249,857    $5,701,604
Kathryn L. Winkelhaus....    15,888            .20%        $18.63       6/8/98      $   14,795    $   29,591
                             49,470            .63%        $18.63      1/28/07      $  579,446    $1,468,438
                            105,000           1.33%        $29.81      1/15/08      $1,968,625    $4,988,904

-------------------------
(1) These options were granted in lieu of any salary or bonus for fiscal 1998. Mr. Mrkonic has elected to reduce his service level to approximately 70% of full time employment and has been granted a proportionately reduced number of options.

(2) Represents hypothetical realizable value of the options granted at 5% and 10% annual appreciation over the option term from the share price at the date of grant.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                            SHARES OR                  # OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                           SHARE UNITS                   UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                            ACQUIRED                        FISCAL YEAR END            FISCAL YEAR END(1)
                               ON         VALUE        --------------------------   -------------------------
           NAME             EXERCISE     REALIZED      EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
           ----            -----------   --------      -------------------------    -------------------------
Robert F. DiRomualdo......   --           --                511,866/ 934,069         $10,807,156/$14,285,889
George R. Mrkonic.........   --           --               318,852/1,054,660          $5,491,575/$18,001,897
Bruce A. Quinnell.........   --           --                232,100/ 731,856          $3,898,856/$10,619,710
Richard L. Flanagan.......   --           --                278,958/ 615,202          $5,759,870/$ 9,383,121
Kathryn L. Winkelhaus.....   --           --                 29,900/ 326,156            $704,518/$ 4,505,952

-------------------------
(1) Calculated using the closing market price of the Common Stock of $31.375 on January 23, 1998, the last trading day in fiscal 1997, less the exercise price of the related options.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company has entered into employment agreements with Messrs. DiRomualdo and Mrkonic, each of which provides for a minimum annual salary of $515,000 and a minimum annual "on plan" bonus of $275,000. Under the agreements, base salary, bonus, stock options and other long-term incentive compensation are to be reviewed annually, provided that the salary, potential bonus option awards and long term compensation of Messrs. DiRomualdo and Mrkonic are determined on the same basis. These agreements provide that, in the event of the officer's termination of employment other than for Cause or Disability (each as defined in the respective agreement) or at the officer's election for Good Reason (as defined in the respective agreement), such officer would be entitled to a severance payment equal to two times the sum of (i) such officer's annual base salary in effect at the time of termination and (ii) the "on plan" bonus amount targeted for the fiscal year in which termination occurred. Such severance payment will be made in equal installments during the 24-month period following the month of termination. The officers are under no obligation to seek employment during the first 12 months following such termination and the severance payments will not be affected by any compensation such officers receive during such period. Following such 12-month period, each officer has an obligation to use reasonable efforts to seek other employment and, to the extent such officer earns cash compensation from such other employment, the Company's obligation to make severance payments will be correspondingly reduced.

     The Company has entered into certain severance and change in control agreements with the remaining executive officers. These agreements, which are substantially similar, generally provide that, in the event of the officer's termination of employment other than for Cause or Disability (as defined in the agreements) or at such officer's election for Good Reason (as defined in the agreements), the officer would be entitled to severance benefits. These severance benefits include: (i) cash payment of the officer's salary in effect through the month during which termination occurred, plus any other amount due to such officer under any bonus plan of the Company and (ii) monthly severance payments equal to (a) the officer's monthly base salary at the time of termination, plus (b) 1/12th of a targeted bonus amount for such officer for the fiscal year in which termination occurred. Such monthly severance payments commence in the month following termination and continue for 12 months, unless termination occurs within a two-year period following a Change in Control (as defined in the agreement) of the Company, in which case severance payments continue for 24 months and are equal to (x) the officer's monthly base salary at the time of termination or immediately prior to the Change in Control, whichever is greater, plus (y) 1/12th of the targeted bonus amount for such officer for the fiscal year in which termination occurred or the fiscal year immediately prior to the Change in Control, whichever bonus amount is greater.

     The Company estimates that if the employment of all eleven executive officers were terminated in 1997 following a Change in Control of the Company, the total severance payments to those persons under the agreements, as described above, would be approximately $9 million.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

THE COMPENSATION COMMITTEE

     The Compensation Committee (the "Committee") is comprised of three independent, non-employee directors who have no "interlocking" relationships as defined by the Securities and Exchange Commission. The Committee's goal is to ensure the establishment of executive compensation policies and practices that will enable the Company to attract, retain, and motivate outstanding management that will drive superior operating performance.

     The Committee has established an executive compensation philosophy that is designed to foster a performance oriented, entrepreneurially-led ownership culture. Key considerations within that philosophy are as follows:

     - Compensation that is heavily performance-based, with a risk-reward profile designed to attract and retain performance-oriented executives.

     - A corresponding mix of cash, bonus, and equity incentives that will generate below-market compensation in the event of poor operating performance and above-market compensation in the event of superior performance.

     - An orientation toward equity incentives that includes a combination of stock and options which requires at least some annual out-of-pocket investment in the business on the part of management.

     - Restrictions on the equity incentives that promote a long-term focus on the part of management and maximize retention of personnel.

     - An increasing proportion of performance-based compensation relative to base salary as a person's level of responsibility increases.

     - The elimination of executive perquisites, such as first class domestic and international air travel, automobiles, country club memberships and supplemental retirement and medical plans, that are intended solely for the benefit of executives.

     The primary components of the Company's executive compensation program are:
(a) base salary; (b) annual cash bonus incentive opportunities provided through the Annual Incentive Bonus Program; (c) long-term incentive opportunities provided through the Stock Option Plan; and (d) Common Stock purchase opportunities under the Management Stock Purchase Plan. Each of these components are discussed separately in this report.

     The Committee relates total compensation levels for executive officers to compensation paid to executives at other companies. The companies chosen as the basis of comparison are other retailers that the Company believes most closely resemble itself in terms of compensation philosophy and performance objectives.

BASE SALARY

     Base salaries for Company executives are subject to annual review, but generally have been fixed at 1995 levels through 1998 except in cases of obvious inequity relative to other Company officers in terms of base compensation compared to level of responsibility and contribution. The objective of the Company is to drive base salary levels that are competitive but at the low end of base salaries provided by comparable retailers. The "market" rate for salaries provided by comparable retailers is determined from information gathered from published surveys. With respect to the $515,000 base salary established for Messrs. DiRomualdo and Mrkonic in November, 1994 prior to the Company's initial public offering, the Committee believes that such base salary was viewed as an appropriate "market" wage. Neither Mr. DiRomualdo nor Mr. Mrkonic will have any increase in their base compensation through 1998. As a result, the Committee believes that their base compensation will be below market in the future, consistent with the compensation philosophy described above. Mr. DiRomualdo, Mr. Flanagan, Mr. Mrkonic and Mr. Quinnell will not receive any base salary or cash bonus for fiscal 1998 and instead have been granted options for 123,947, 72,804, 84,750 and 96,270 shares, respectively, of the Company's Common Stock. The number of options granted was intended by the Committee to be of approximately the same value as the compensation forgone.

ANNUAL CASH INCENTIVES

     Under the Company's Annual Incentive Bonus Plan (the "Bonus Plan"), executive officers are eligible to receive cash awards based on the Company's attainment of specific performance goals. The performance goals may be different from year to year, expressed in either quantitative and/or qualitative terms, and to the extent applicable, performance against these goals must be determined in accordance with generally accepted accounting principles and reported upon by the Company's independent public accountants.

     Generally, target incentive bonus opportunities are expressed as a dollar amount based upon a percentage of the executives' actual base salary. The Bonus Plan requires that a threshold level of performance be met, below which no bonus award would be paid and levels of performance at which specified percentages of the target bonus would be paid. The performance criteria are based upon the Company's attainment of specified levels of earnings and the executive's satisfaction of individual objectives.

     For any bonus earned, the Bonus Plan requires each executive officer to take a minimum of 20% and a maximum of 100% of their actual bonus award in the form of restricted Common Stock subject to the terms and conditions of the Management Stock Purchase Plan.

     As stated above, Mr. DiRomualdo, Mr. Flanagan, Mr. Mrkonic and Mr. Quinnell have been granted options in lieu of any award under the Bonus Plan for fiscal 1998.

LONG TERM INCENTIVES

     The Company attempts to foster an ownership culture that encourages deep personal commitment and superior performance by its executive officers. To promote that culture, the Company has adopted a Stock Option Plan and a Management Stock Purchase Plan. Both Plans are intended to align the executive officers' interests with the long-term interests of the Company's stockholders by providing incentives that focus attention on managing the Company from the perspective of an owner.

     The Stock Option Plan provides for the grant at fair market value of stock options with such vesting and exercise periods as the Committee may determine. In determining the number of shares in a stock option grant, the Committee takes into consideration the individual's performance, the level of the position, and the individual's present and potential contribution to the success of the Company.

     Under the Management Stock Purchase Plan, the executive officers of the Company are required to designate a minimum of 20%, and may designate up to 100%, of their annual bonus for the purchase of restricted shares of common stock at a 20% discount from the fair market value of the stock. If the employee ceases to be an employee during the restricted period, he or she generally will receive unrestricted shares or cash equal in value to the lesser of cost or market value of the restricted shares. However, in the event of termination by the Company without cause, a participant will receive unrestricted shares or cash equal in value to (i) the market value of a percentage of restricted shares, such percentage being based upon the number of months of employment during the restricted period, and (ii) with respect to the balance of the shares, the lesser of cost or market value of such shares.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy to $1 million, unless certain requirements are met.

     The Committee intends to consider carefully any plan or compensation arrangement that would result in the disallowance of compensation deductions. It will use its best judgment in such cases, however, taking all factors into account, including the materiality of any deductions that may be lost.

CONCLUSION

     As described above, the Company's executive compensation program will provide a mix of base compensation and incentives that will provide superior compensation levels only in the event of superior operating and share price performance. As such, there will be a direct alignment of the long-term interests between the executives and the stockholders of the Company.

                                          Peter Formanek
                                          Larry Pollock
                                          Leonard Schlesinger

                            STOCK PERFORMANCE GRAPH

     The following line graph compares the cumulative total stockholder return on the Company's Common Stock from May 24, 1995, the date of the Company's Initial Public Offering of the Company's Common Stock, through January 25, 1998, with the cumulative total return on the Standard & Poor's 500 Stock Index ("S&P 500") and a specialty retail index supplied by Worden Brothers, Inc., which includes the collective performance of 22 specialty retailers for the same period. In accordance with the rules of the Securities and Exchange Commission, the returns are indexed to a value of $100 at May 24, 1995.

                        COMPARISON OF CUMULATIVE RETURN
              BORDERS GROUP, INC., SPECIALTY RETAIL INDEX, S&P 500

               MEASUREMENT PERIOD                     BORDERS          SPECIALTY
             (FISCAL YEAR COVERED)                  GROUP, INC.       RETAIL INDEX        S&P 500
5/24/95                                                     100.00            100.00            100.00
7/21/95                                                     118.14            108.23            104.73
10/20/95                                                    115.52             97.95            111.13
1/26/96                                                     137.10             94.55            117.60
4/26/96                                                     230.21            128.41            123.62
7/26/96                                                     232.76            120.08            120.30
10/25/96                                                    220.69            133.22            132.60
1/24/97                                                     257.79            124.47            145.76
4/27/97                                                     289.66            137.69            144.79
7/27/97                                                     360.41            158.06            177.60
10/26/97                                                    358.62            171.48            178.14
1/25/98                                                     432.83            169.94            181.15

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     As of the March 25, 1998 Record Date, the Common Stock was held of record by 3,744 stockholders. The following table sets forth certain information concerning the beneficial ownership of Common Stock and Share Units by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock, by each director, by the executive officers named in the Summary Compensation table above, and by all directors and executive officers as a group, as of the Record Date. Except as otherwise indicated, all persons below have (i) sole voting power and dispositive power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) beneficial ownership with respect to their shares of Common Stock or Share Units.

                                                                  NUMBER OF
                                                                  SHARES OF          PERCENT OF
                                                                 COMMON STOCK       COMMON STOCK
                      NAME AND ADDRESS                        OR SHARE UNITS(1)     OUTSTANDING
                      ----------------                        -----------------     ------------
Putnam Investments, Inc. (2)................................      5,203,400             6.9%
  One Post Office Square
  Boston, Massachusetts 02109
Robert F. DiRomualdo........................................      1,916,653(3)          2.5%
George R. Mrkonic...........................................      1,054,980(4)          1.4%
Bruce A. Quinnell...........................................        693,078(5)            *
Richard L. Flanagan.........................................        577,188(6)            *
                                                                                          *
Kathy Winkelhaus............................................        162,750(7)
Peter R. Formanek...........................................         17,810               *
Amy B. Lane.................................................         14,589               *
Victor L. Lund..............................................          2,580               *
Larry Pollock...............................................         18,804               *
Leonard A. Schlesinger......................................         17,810               *
Directors and Executive Officers as a Group.................      5,638,248             7.4%

-------------------------
*Represents less than one percent.

(1) All figures set forth below represent shares of or the right to acquire Common Stock, except that, of the figures shown for Mr. DiRomualdo, 995,692 represent Share Units. Share Units represent a general, unfunded and unsecured promise by the Company to deliver shares to Mr. DiRomualdo at a later date in accordance with the Deferral Agreement between Mr. DiRomualdo and the Company. Share Units do not have voting rights.

(2) Based on a Schedule 13G dated January 16, 1998 by Putnam Investments, Inc. and affiliated companies which indicates in the aggregate, shared dispositive power with respect to all of these shares, shared voting power with respect to 357,100 of the shares, and sole voting power with respect to none of the shares.

(3) Includes 995,692 Share Units, and 736,814 options that are exercisable within 60 days.

(4) Includes 703,588 options that are exercisable within 60 days, 5,565 shares held under the Borders Group, Inc. 401(k) Savings Plan, 49,600 shares of Common Stock indirectly held in spouse's IRA, and 4,050 shares of Common Stock held in custodial accounts for Mr. Mrkonic's children.

(5) Includes 393,856 options that are exercisable within 60 days, 20,000 shares held by spouse and 4,556 shares held under the Borders Group, Inc. 401(k) Savings Plan.

(6) Includes 406,210 options that are exercisable within 60 days.

(7) Includes 90,446 options that are exercisable within 60 days.

                       SELECTION OF INDEPENDENT AUDITORS

     Price Waterhouse, LLP has been selected by the Board of Directors of the Company to serve as the Company's independent auditors for the 1998 fiscal year. Representatives of Price Waterhouse are expected to be present at the Annual Meeting with the opportunity to make a statement about the Company's financial condition, if they desire to do so, and to respond to appropriate questions.

                                 ANNUAL REPORT

     Copies of the Company's 1997 Annual Report to Stockholders, which includes audited financial statements, are being mailed to stockholders with this Proxy Statement. Additional copies are available without charge on request. Requests should be addressed to Marilyn Horn, Investor Relations, Borders Group, Inc., 100 Phoenix Drive, Ann Arbor, Michigan 48108-2202.

                           PROPOSALS OF STOCKHOLDERS

     In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, any stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company no later than December 9, 1998 in order to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting.

     Section 8 of Article II of the Company's By-Laws provides that, in order for a stockholder to nominate a person for election to the Board of Directors at an annual meeting of the Company, such stockholder must be a stockholder of record on the date the notice described below is given and on the record date for the annual meeting, and must have given timely prior written notice to the Secretary of the Company of such stockholder's intention to make such nomination before the meeting. To be timely, notice must be received by the Company not less than 60 days nor more than 90 days prior to the date of the annual meeting; provided, however, that in the event less than 70 days notice or prior public disclosure of the date of the meeting is given to stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. Such notice must contain certain information about the person whom the stockholder proposes to nominate and the stockholder giving the notice, including the name, age, residence and business addresses, occupation, and class and number of shares of capital stock owned beneficially or of record by the proposed nominee and the name, record address and class and number of shares of capital stock owned beneficially or of record by such stockholder as well as a description of any arrangements or understandings between such stockholder and the proposed nominee pursuant to which the nominations are to be made. In addition, such notice must contain any other information related to the proposed nominee or such stockholder that would be required to be disclosed in a proxy statement. The notice must also contain a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in such notice. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

     In addition, Section 9 of Article II of the Company's By-Laws provides that, in order for a stockholder to propose any matter for consideration at an annual meeting of the Company, such stockholder must be a stockholder of record on the date the notice described below is given and on the record date for the annual meeting, and must have given timely prior written notice to the Secretary of the Company of such stockholder's intention to bring such business before the meeting. To be timely, notice must be received by the Company not less than 60 days nor more than 90 days prior to the date of the annual meeting; provided however, that in the event less than 70 days notice or prior public disclosure of the date of the meeting is given to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first. Such notice must contain certain information about such business and the stockholder who proposes to bring the business before the meeting, including the name and record addresses of such stockholder, a brief description of the business that the stockholder proposes to bring before the meeting, the reasons for conducting such business at the annual meeting, the class and number of shares of capital stock owned beneficially or of record by such stockholder, any material interest of such stockholder in the business so proposed, a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE COMPANY'S FISCAL YEAR ENDED JANUARY 25, 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO MARILYN HORN, INVESTOR RELATIONS, BORDERS GROUP, INC., 100 PHOENIX DRIVE, ANN ARBOR, MICHIGAN 48108-2202.

PROXY

                             BORDERS GROUP, INC.
           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
               THE MAY 14, 1998, ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Robert F. DiRomualdo, George R. Mrkonic and Thomas D. Carney, or any of them, with full power of substitution, as Proxies, and hereby authorizes them to represent the undersigned and to vote all shares of common stock of Borders Group, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Borders Group, Inc., to be held on May 14, 1998, or any adjournment or postponement thereof, upon all matters that may properly come before the Meeting. This card also constitutes voting instructions for all shares beneficially owned and votable, if any, by the undersigned as a participant in the Borders Group, Inc. Employee Stock Purchase Plan.

Your vote with respect to the election of directors may be indicated on the reverse side. The nominees are Robert F. DiRomualdo, Peter R. Formanek, Amy B. Lane, Victor L. Lund, George R. Mrkonic, Larry Pollock and Leonard A. Schlesinger.

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

IF YOU DO NOT SIGN AND RETURN A PROXY, OR ATTEND THE MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED.

                                                                SEE REVERSE SIDE

                           - FOLD AND DETACH HERE -

                                                                         | 5941
                                                                         |_____

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BELOW. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR
THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS. As to any other business that may come before the Annual Meeting or any adjournment thereof, this Proxy will be voted in the discretion of the proxies.
------------------------------------------------------------------------------------------------------------------------------------
The Board of Directors recommends a vote "FOR" the election of the nominees to serve as Directors.
------------------------------------------------------------------------------------------------------------------------------------
                     FOR    WITHHELD
1. Election of       [  ]     [  ]
   Directors. (See
   reverse side)

For, except vote withheld from the following nominee(s):

---------------------------------------------------------


                                                                                    The undersigned hereby revokes all proxies
                                                                                    previously given by the undersigned to vote at
                                                                                    the Annual Meeting or any adjournments thereof.

                                                                                    (Please sign exactly as name appears above.
                                                                                    Joint owners should all sign. Executors,
                                                                                    administrators, trustees, etc. should so
                                                                                    indicate when signing. If signer is a
                                                                                    corporation, sign full corporate name by duly
                                                                                    authorized officer who adds his or her name
                                                                                    and title.)





                                                                                     -----------------------------------------------


                                                                                     -----------------------------------------------
                                                                                      SIGNATURE(S)                        DATE


------------------------------------------------------------------------------------------------------------------------------------

                           - FOLD AND DETACH HERE -


PLEASE SIGN AND DATE THE PROXY, DETACH IT, AND RETURN IT IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. THE ENCLOSED RETURN ENVELOPE DOES NOT REQUIRE ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES OR CANADA.